EXHIBIT 99.1

Media Contact: Stevi Wara
Diamond Resorts International®
Tel: 702.823.7069
media@diamondresorts.com

Investor Contact:     Joshua Hochberg
Sloane and Company
Tel: 212.486.9500
jhochberg@sloanepr.com

Diamond Resorts International, Inc. Reports Record Third Quarter 2014 Financial Results

Total Revenue up 15.8%
Increases Cash by $64.0 Million
Raises 2014 Financial Guidance
Announces $100 Million Share Repurchase Program

October 29, 2014, Las Vegas, NV - Diamond Resorts International, Inc. (NYSE: DRII) (“Diamond” or the “Company”), today announced results for the third quarter ended September 30, 2014 as well as the authorization of a $100 million share repurchase program.

David F. Palmer, President and Chief Executive Officer, stated, “This was another outstanding quarter for our business, and the fifth consecutive record quarter since our IPO. We have continued to execute our capital-efficient business strategy and generate substantial free cash flow. Because of our strong execution and performance to date, and our confidence in the continued strength of our business plan, we are once again raising our full year 2014 guidance. Additionally, our Board of Directors has authorized a $100 million share repurchase program that we anticipate initiating this quarter. This repurchase program reflects the Company’s strong financial condition and the confidence our Board and management team have in our ability to continue executing and generating strong free cash flow, and this program will not preclude us from other opportunities to effectively utilize our cash. We view this program as an effective way to enhance shareholder value as we see tremendous value in Diamond Resorts stock.”

Third Quarter 2014 Highlights

•	Total revenue increased $30.4 million, or 15.8%, to $222.0 million for the third quarter of 2014 from $191.6 million for the third quarter of 2013.

•
Hospitality and Management Services revenue grew by $6.1 million, or 13.9%, through higher same-store management fee revenue, the inclusion of acquired management contracts and increased revenues from Club operations.

•	Vacation Interest Sales, net, grew by $19.5 million, or 15.7%. This growth was driven by a:

•	7.2% increase in sales presentations (“tours”) to 60,920 from 56,822; and

•	6.3% increase in volume per guest (“VPG”) to $2,635 from $2,478

•
Advertising, sales and marketing expense for the third quarter of 2014 and 2013 included a non-cash charge of $0.5 million and $2.0 million, respectively, related to stock-based compensation. Excluding these charges, advertising, sales and marketing expense as a percentage of Vacation Interest sales revenue increased 1.4 percentage points to 51.4% in the third quarter of 2014, from 50.0% in the third quarter of 2013. Including these non-cash charges, advertising, sales and marketing expense as a percentage of Vacation Interest sales revenue was, 51.8%.

•
Pre-tax income for the third quarter of 2014 included a non-cash charge related to stock-based compensation of $3.3 million. Pre-tax income for the third quarter of 2013 included one-time and non-cash charges netting $49.1 million ($43.8 million were non-cash charges). Excluding these charges, pre-tax income in 2014 would have been $49.8 million, an increase of $34.6 million from pre-tax income of $15.2 million in the third quarter of 2013. Including these items, pre-tax income for the third quarter of 2014 was $46.5 million compared to a pre-tax loss in the third quarter of 2013 of $34.0 million.

•
Cash and cash equivalents increased $64.0 million during the third quarter of 2014. $23.6 million was generated from operating activities, $4.0 million was spent in investing activities and $45.2 million was generated from financing activities.

•	Adjusted EBITDA for the Company on a consolidated basis increased $24.2 million, or 40.1%, to $84.6 million for the third quarter of 2014 from $60.4 million for the third quarter of 2013.

Outlook

For the full year ending December 31, 2014, the Company is providing the following updated guidance for its expected operating results.

Updated Guidance	Year Ending December 31, 2014
($ in thousands)	Low	High
Pre-tax income	$95,000	$122,500
Corporate interest expense	$42,000	$40,000
Loss on extinguishment of debt(a)	$47,000	$47,000
Vacation interest cost of sales(b)	$65,000	$55,000
Depreciation and amortization	$34,000	$32,000
Other non-cash items(c)	$22,000	$18,500

Previous Guidance	Year Ending December 31, 2014
($ in thousands)	Low	High
Pre-tax income	$74,000	$106,500
Corporate interest expense	$43,000	$41,000
Loss on extinguishment of debt(a)	$47,000	$47,000
Vacation interest cost of sales(b)	$65,000	$55,000
Depreciation and amortization	$34,000	$32,000
Other non-cash items(c)	$22,000	$18,500

For the year ending December 31, 2014, the Company anticipates capital expenditures(d) to be between $21.0 million and $23.0 million. In addition, the Company anticipates its ordinary course cash expenditures for the acquisition of inventory to be between $35.0 million and $40.0 million. Also, we closed on a bulk purchase of bank owned inventory at Island One resorts for approximately $4.7 million in the third quarter. Further, during the fourth quarter we anticipate the expenditure of approximately $5.0 million for the recovery of inventory relating to maintenance fee and loan defaults primarily at Tempus Resorts and Pacific Monarch Resorts that existed at the time those acquisitions were completed. Finally, we are conducting an innovative test to purchase low cost inventory in Hawaii where there may be approximately $5.0 million in cash expenditures. We believe these have been and will be effective uses of our cash.

(a)
Reflects approximately $16.6 million of non-cash charges for the write-off of unamortized debt issuance costs and original issue discount relating to the refinancing of the senior secured notes, revolving line of credit, and inventory loans and approximately $30.2 million paid in cash for the bond premium related to the redemption of the senior secured notes which was financed with a portion of the proceeds from the new term loan.

(b)
In accordance with ASC 978, the Company records Vacation Interest Cost of Sales using the relative sales value method (See Note 2 - Summary of Significant Accounting Policies in the Company’s Annual Report on Form 10-K for the year ended December 31, 2013). This method requires the Company to make a number of projections and estimates, which are subject to significant uncertainty and retroactive adjustment in the future periods. These "true-up" adjustments may result, and for the Company have resulted in prior periods, in major swings (both positive and negative) in the Company's pre-tax income computed in accordance with US GAAP that do not have a direct correlation to the operating performance for the periods in which the "true-ups" are made. It is difficult to predict with any degree of precision what the projections and estimates used in connection with the relative sales value method will be and what impact those projections and estimates will have on the amount recorded in future periods as Vacation Interest Cost of Sales. As a result, guidance for Vacation Interest Cost of Sales (and as a result, pre-tax income) covers a wide range of outcomes.

(c)	Other non-cash items include: stock based compensation, amortization of loan origination costs, and amortization of net portfolio discounts and premiums.

(d)
Principally for IT infrastructure and sales center expansion/refurbishment. This does not include expenditures for the acquisition of inventory, or resort-level capital improvements which are paid by the homeowners associations.

Third Quarter Earnings Summary

Hospitality and Management Services

Total management and member services revenue in our Hospitality and Management Services segment increased $4.2 million, or 12.5%, to $37.8 million for the third quarter of 2014 from $33.6 million for the third quarter of 2013. Management fees increased as a result of increases in operating costs at the resort level, which generated higher management fee revenue on a same-store basis under our cost-plus management agreements. The Company also experienced higher revenue from the clubs due to increased membership dues during the period in 2014 compared to the period in 2013.

Management and member services expense decreased $0.9 million, or 9.1%, to $8.5 million for the third quarter of 2014 from $9.4 million for the third quarter of 2013. The decrease was primarily attributable to a $0.5 million decrease in stock-based compensation charges for the three months ended September 30, 2014, as compared to the three months ended September 30, 2013. In addition, we reported lower exchange company costs associated with the clubs as a result of the renegotiated contract with an exchange service provider that was entered into in April 2014. Management and member services expense as a percentage of management and member services revenue decreased to 22.6% during the period in 2014 from 28.0% during the period in 2013.

Vacation Interest Sales and Financing

Vacation Interest sales, net, increased $19.5 million, or 15.7%, to $143.2 million for the third quarter of 2014 from $123.7 million for the third quarter of 2013. The increase in Vacation Interest sales, net, was attributable to a $21.5 million increase in Vacation Interest sales revenue, partially offset by a $2.0 million increase in the provision for uncollectible Vacation Interest sales revenue. The $21.5 million increase in Vacation Interest sales revenue during the period in 2014 compared to the period in 2013 was generated due to an increase in the number of tours and an increase in our VPG. The total number of tours increased to 60,920 during the period in 2014 from 56,822 during the period in 2013, primarily due to the expansion of our lead-generation and marketing programs. VPG increased by $157, or 6.3%, to $2,635 for the third quarter of 2014 from $2,478 in the third quarter of 2013, as a result of a higher average sales price per transaction partially offset by a reduction in closing percentage. The Company closed a total of 8,435 Vacation Interest sales transactions during the period in 2014, compared to 8,342 transactions during the period in 2013. The Company's closing percentage (which represents the percentage of Vacation Interest sales transactions closed relative to the total number of sales presentations at our sales centers during the period presented) decreased to 13.8% during the period in 2014 from 14.7% during the period in 2013. Vacation Interest sales price per transaction increased to $19,028 during the period in 2014 from $16,881 during the period in 2013. The increase in average sales price per transaction, the increase in VPG and the lower closing percentage are due principally to a change in our focus on selling larger point packages and the success of the sales and marketing initiatives implemented in association with this strategy.

Provision for uncollectible Vacation Interest sales revenue increased $2.0 million, or 14.4%, to $15.8 million during the period in 2014 from $13.9 million during the period in 2013, primarily due to the increase in Vacation Interest sales revenue and an increase in the percentage of financed Vacation Interest sales during the period in 2014 as compared to the period in 2013. The allowance for mortgages and contracts receivable as a percentage of gross mortgages and contracts receivable was 21.4% as of September 30, 2014, as compared to 21.3% as of September 30, 2013.

Advertising, sales and marketing expense for the third quarter of 2014 and 2013 included non-cash charges of $0.5 million and $2.0 million, respectively, related to stock-based compensation. Excluding these charges, advertising, sales and marketing expense as a percentage of Vacation Interest sales revenue increased 1.4 percentage points to 51.4% in the third quarter of 2014, from 50.0% in the third quarter of 2013. This increase was primarily due to a higher performance-based compensation rate being earned as Vacation Interest Sales for the period exceeded sales targets. Including the non-cash charge, advertising, sales and marketing expense as a percentage of Vacation Interest sales revenue was 51.8% for the third quarter of 2014, as compared to 51.4% for the third quarter of 2013.

Vacation Interest cost of sales decreased $2.1 million, or 11.4%, to $16.5 million for the third quarter of 2014 from $18.6 million for the third quarter of 2013. This decrease consisted of a $2.9 million increase related to the increase in Vacation Interest Sales revenue and a $5.0 million decrease resulting from changes in estimates under the relative sales value method. These changes related to a smaller pool of low-cost inventory becoming eligible for capitalization as well as the timing of the eligibility of inventory for recovery in accordance with our inventory recovery agreements during the three months ended September 30, 2014, as compared to the three months ended September 30, 2013, partially offset by the inclusion of the low-cost inventory purchased in connection with the Island One Acquisition. Vacation Interest cost of sales as a percentage of Vacation Interest sales, net decreased to 11.5% for the three months ended September 30, 2014 from 15.0% for the three months ended September 30, 2013.

General and Administrative Expense

General and administrative expense for the third quarter of 2014 and 2013 included non-cash charges related to stock based compensation of $2.3 million and $35.4 million, respectively. Excluding these charges, general and administrative expense would have decreased $1.3 million, or 4.9%, to $24.5 million during the period in 2014 from $25.7 million during the period in 2013, primarily due to an increase in the allocation of our expenses to the HOAs and the Collections we manage, partially offset by additional general and administrative expense incurred as a result of supporting operations assumed in connection with the Island One Acquisition and the PMR Service Companies Acquisition. Including the non-cash charges discussed above, general and administrative expense as a percentage of total revenue decreased 19.8 percentage points to 12.1% in the third quarter of 2014, from 31.9% in the third quarter of 2013. Giving effect to this charge, general and administrative expense as reported was $26.7 million during the period in 2014.

Pre-tax Income/Loss and Net Income / Loss

Pre-tax income for the third quarter of 2014 included a non-cash charge related to stock-based compensation of $3.3 million. Pre-tax income for the third quarter of 2013 included a non-cash charge related to stock-based compensation of $38.5 million, a charge of $13.4 million related to the early extinguishment of debt ($5.3 million was non-cash) and a gain on bargain purchase of $2.8 million. Excluding the amounts discussed above, pre-tax income in 2014 would have been $49.8 million, an increase of $34.6 million from pre-tax income of $15.2 million in the third quarter of 2013. Including these items, pre-tax income for the third quarter of 2014 was $46.5 million compared to a pre-tax loss in the third quarter of 2013 of $34.0 million.

Net income for the third quarter in 2014 and 2013 were inclusive of the non-cash charges and the gain on bargain purchases discussed above. Net income increased $52.6 million to $26.3 million during the period for 2014 from a net loss of $26.3 million during the period in 2013.

Capital Resources and Liquidity

As of September 30, 2014, the Company had cash and cash equivalents of $181.9 million and corporate indebtedness of $444.2 million. During the three months ended September 30, 2014 the Company generated $64.0 million in cash and cash equivalents.

Net cash provided by operating activities in the three months ended September 30, 2014 was $23.6 million and was the result of net income of $26.3 million and non-cash revenues and expenses totaling $50.8 million, partially offset by other changes in operating assets and liabilities that resulted in a net credit of $53.5 million. The significant non-cash revenues and expenses included (i) $19.7 million in deferred income taxes (ii) $15.8 million in the provision for uncollectible Vacation Interest sales revenue; (iii) $8.3 million in depreciation and amortization; (iv) $3.3 million in stock-based compensation costs; (v) $2.4 million in amortization of capitalized loan origination costs and portfolio discounts (net of premiums) and (vi) $1.1 million in amortization of capitalized financing costs and original issue discounts. Net cash used in operating activities for the three months ended September 30, 2013 was $4.9 million and was the result of net loss of $26.3 million and non-cash revenues and expenses totaling $68.1 million, offset by other changes in operating assets and liabilities that resulted in a net credit of $46.7 million. Capital expenditures for the nine months ended September 30, 2014, which were primarily associated with information technology-related projects and equipment, were $3.9 million, a decrease of $0.4 million from $4.3 million for the three months ended September 30, 2013.

During the three months ended September 30, 2014 and 2013, we used cash of $16.1 million and $5.1 million, respectively, for acquisitions of VOI inventory pursuant to inventory recovery agreements and in open market and bulk VOI inventory purchases, for capitalized legal, title and trust fees and for the construction of VOI inventory. Of these total cash amounts, $0.1 million and $1.4 million during the three months ended September 30, 2014 and 2013, respectively, were used for the construction of VOI inventory, primarily related to construction of units at our managed properties in Mexico and Italy.

In addition, the Company had increases in unsold Vacation Interests, net, that did not have an impact on our working capital during the respective periods. Specifically, we capitalized $1.6 million and $6.6 million during the three months ended September 30, 2014 and 2013, respectively, related to inventory recovery agreements in the U.S., offset by an equal increase in due to related parties, net; cash will be used in future periods to settle these amounts. In addition, the Company transferred $0.2 million and $2.5 million during the three months ended September 30, 2014 and 2013, respectively, from due from related parties, net, to unsold Vacation Interests, net, as a result of our recovery of VOI inventory pursuant to inventory recovery arrangements in Europe; cash was used in prior periods when these amounts were recorded to, due from related parties, net. Furthermore, the Company transferred $1.1 million and $0.6 million from mortgages and contracts receivable, net, to unsold Vacation Interests, net, during the nine months ended September 30, 2014 and 2013, respectively, as a result of our recovery of underlying VOI inventory due to loan defaults.

Share Repurchase Program

Our Board of Directors has authorized a share repurchase program allowing for the expenditure of up to $100 million for the repurchase of the Company’s common stock. Repurchases will be made from time to time in accordance with applicable securities laws in the open market and/or in privately negotiated transactions, and may include repurchases pursuant to Rule 10b5-1 trading plans. The share repurchase program is effective immediately, and repurchases may begin as soon as November 3, 2014.

The repurchase program does not obligate the Company to acquire any particular amount of common stock or to acquire shares on any particular timetable and the program may be suspended at any time at the Company’s discretion. The timing and amount of share repurchases will be determined by the Company’s management based on its evaluation of market conditions, the trading price of the stock, applicable legal requirements, compliance with the provisions of the Company’s credit agreement, and other factors.

Third Quarter 2014 Earnings Call

The company will be conducting a conference call to discuss the third quarter financial results at 5:00 p.m. Eastern Time on October 29, 2014, available via webcast on the Company's website at http://investors.diamondresorts.com. A webcast replay will become available within 2 hours of the call and will run for approximately one year on the Company’s website. Alternatively, participants may call into (888) 753-4238 from the United States, or (706) 643-3355 from outside the U.S. with conference ID 21306555; please dial in fifteen minutes early to ensure a timely start. A call replay will be available from 8:00 p.m. Eastern Time on October 29, 2014 through November 5, 2014 and can be accessed by dialing (800) 585-8367 with conference ID 21306555.

Cautionary Note Regarding Forward-Looking Statements

This press release contains forward-looking statements, including the guidance for expected operating results presented under “Outlook” above, statements regarding the Company’s current expectations regarding future repurchases of its common stock, and other statements regarding the Company’s current expectations, prospects and opportunities. These forward-looking statements are covered by the "Safe Harbor for Forward-Looking Statements" provided by the Private Securities Litigation Reform Act of 1995. The Company has tried to identify these forward looking statements by using words such as “expect,” “anticipate,” “estimate,” “plan,” “will,” “would,” “should,” “could,” “forecast,” “believe,” “guidance,” “projection,” “target” or similar expressions, but these words are not the exclusive means for identifying such statements. The Company cautions that a number of risks, uncertainties and other factors could cause the Company's actual results to differ materially from those expressed in, or implied by, the forward-looking statements, including, without limitation, adverse trends or disruptions in economic conditions generally or in the vacation ownership, vacation rental and travel industries; adverse changes to, or interruptions in, relationships with the Company's affiliates and other third parties, including termination of the Company's hospitality management contracts; the Company's ability to maintain an optimal inventory of vacation ownership interests for sale overall, as well as in specific Collections; the market price of the Company's stock prevailing from time to time; alternative uses of cash and the nature of other investment opportunities presented to the Company from time to time; the Company’s compliance with the financial and other covenants contained in the credit agreement with respect to the Company’s senior secured credit facility; the Company's ability to sell, securitize or borrow against its consumer loans; decreased demand from prospective purchasers of Vacation Interests; adverse events or trends in vacation destinations and regions where the resorts in our network are located; changes in the Company's senior management; the Company's ability to comply with regulations applicable to the vacation ownership industry; the effects of the Company's indebtedness and its compliance with the terms thereof; the Company's ability to successfully implement its growth strategy; and the Company's ability to compete effectively. For a detailed discussion of factors that could affect the Company's future operating results, please see the Company's filings with the Securities and Exchange Commission, including the disclosures under “Risk Factors” in those filings. Except as expressly required by the federal securities laws, the Company undertakes no obligation to update or revise any forward-looking statements, whether as a result of new information, changed circumstances or future events or for any other reason.

About Diamond Resorts International®

Diamond Resorts International®, with its network of 313 vacation destinations located in 34 countries throughout the continental United States, Hawaii, Canada, Mexico, the Caribbean, South America, Central America, Europe, Asia, Australia and Africa

provides guests with choices and flexibility as they design their dream vacation, whether they're traveling an hour away or around the world. Our hassle-free, relaxing vacations give guests a truly memorable experience every time, for a lifetime.

Diamond Resorts International® owns, operates and manages vacation ownership resorts and, through resort and partner affiliation agreements, provides members and owners with access to 93 managed resorts, 162 affiliated resorts, 52 affiliated hotels and six cruise itineraries through THE Club® at Diamond Resorts International®. To learn more, visit Diamondresorts.com.

Basis of Presentation

On July 24, 2013, Diamond closed the initial public offering (“IPO”) of its common stock. Prior to the consummation of the initial public offering, Diamond was a newly-formed Delaware corporation that had not conducted any activities other than those incident to its formation and other actions in connection with the IPO.  Diamond was formed for the purpose of changing the organizational structure of Diamond Resorts Parent, LLC (“DRP”) from a limited liability company to a corporation. Immediately prior to the consummation of the IPO, DRP was the sole stockholder of Diamond.  In connection with, and immediately prior to the completion of the IPO, various reorganization transactions were effected ultimately with DRP merging with and into Diamond. See “Organizational Structure-Reorganization Transactions” in the Registration Statement on Form S-1 filed by Diamond with the Securities and Exchange Commission for additional information concerning these reorganization transactions.  References in this press release to “Diamond,” “the Company,” ”DRII,” “we,” “us” and “our,” refer to Diamond Resorts International, Inc. and its subsidiaries, after giving effect to those reorganization transactions, and our consolidated financial statements and other historical financial data included in this press release for periods prior to July 24, 2013 are those of DRP and its subsidiaries after giving effect to the reorganization transactions.

Reconciliation of GAAP to Non-GAAP Measures

We believe supplementing our consolidated financial statements presented in accordance with U.S. GAAP with non-U.S. GAAP measures provides investors with useful information regarding our liquidity and short-term and long-term trends.

We define Adjusted EBITDA as our net income, plus: (i) corporate interest expense; (ii) provision (benefit) for income taxes; (iii) depreciation and amortization; (iv) Vacation Interest cost of sales; (v) loss on extinguishment of debt; (vi) impairments and other non-cash write-offs; (vii) loss on the disposal of assets; (viii) amortization of loan origination costs; (ix) amortization of net portfolio premiums; and (x) stock-based compensation; less (a) gain on the disposal of assets; (b) gain on bargain purchase from business combination; and (c) amortization of net portfolio discounts. Adjusted EBITDA is a non-U.S. GAAP financial measure and should not be considered in isolation, or as an alternative to net cash provided by operating activities or any other measure of liquidity, or as an alternative to net income, operating income or any other measure of financial performance, in each case calculated and presented in accordance with U.S. GAAP. Additional information regarding our calculation of Adjusted EBITDA is provided below.

We present Adjusted EBITDA primarily because the Senior Credit Facility Agreement includes covenants which are determined by reference to the Adjusted EBITDA of the Company and its “restricted subsidiaries,” and other of our debt-related agreements include covenants that are determined by reference to Adjusted EBITDA. As a result, we believe that supplementing our consolidated financial statements presented in accordance with US GAAP with this non-GAAP measure provides investors with useful information with respect to our liquidity. As of September 30, 2014, we had no unrestricted subsidiaries
In addition to its application under the Senior Credit Facility Agreement, our management uses Adjusted EBITDA: (i) for planning purposes, including the preparation of our annual operating budget; (ii) to allocate resources to enhance the financial performance of our business; (iii) to evaluate the effectiveness of our business strategies and (iv) as a factor for determining compensation for personnel employed by the Company.

We understand that, although measures similar to Adjusted EBITDA are frequently used by investors and securities analysts in their evaluation of companies, it has limitations as an analytical tool, including:

•	Adjusted EBITDA does not reflect our cash expenditures or future requirements for capital expenditures or Vacation Interest inventory;

•	Adjusted EBITDA does not reflect changes in, or cash requirements for, our working capital needs;

•	Adjusted EBITDA does not reflect cash requirements for income taxes;

•	Adjusted EBITDA does not reflect interest expense for our corporate indebtedness;

•	although depreciation and amortization are non-cash charges, the assets being depreciated or amortized will often have to be replaced, and Adjusted EBITDA does not reflect any cash requirements for these replacements;

•
we make expenditures to replenish Vacation Interests inventory (principally pursuant to our inventory recovery agreements and in connection with our strategic acquisitions), and Adjusted EBITDA does not reflect our cash requirements for these expenditures or certain costs of carrying such inventory (which are capitalized); and

•	other companies in our industry may calculate Adjusted EBITDA differently than we do, limiting its usefulness as a comparative measure.

The following tables present Adjusted EBITDA reconciled to each of (i) our net cash provided by operating activities and (ii) our net income for the periods presented.

	Quarter Ended September 30,		Nine Months Ended
	2014	2013	2014	2013
	($ in thousands)		($ in thousands)
Net cash provided by (used in) operating activities	$23,549	$(4,879)	$76,454	$2,325
Provision (benefit) for income taxes	20,156	(7,626)	32,860	(6,777)
Provision for uncollectible Vacation Interest sales revenue(a)	(15,847)	(13,851)	(40,123)	(29,731)
Amortization of capitalized financing costs and original issue discounts(a)	(1,125)	(1,804)	(4,079)	(5,607)
Deferred income taxes(b)	(19,679)	8,040	(30,461)	8,040
(Loss) gain on foreign currency(c)	(14)	3	(98)	(215)
Gain on mortgage purchase(a)	136	33	519	71
Unrealized gain (loss) on derivative instruments(d)	15	(657)	(181)	(657)
Unrealized loss on post-retirement benefit plan(e)	(43)	(774)	(128)	(774)
Cash to be received on insurance settlement(f)	—	—	—	2,876
Corporate interest expense(g)	7,429	16,658	34,502	58,110
Change in operating assets and liabilities excluding acquisitions(h)	53,591	46,655	125,965	91,552
Vacation Interest cost of sales(i)	16,476	18,605	44,840	45,451
Adjusted EBITDA - Consolidated	$84,644	$60,403	$240,070	$164,664

(a)	Represents non-cash charge or gain.

(b)	Represents the deferred income tax liability as a result of the provision for income taxes recorded for the three and nine months ended September 30, 2014 and 2013.

(c)
Represents net realized (loss) gain on foreign exchange transactions settled at (unfavorable) favorable exchange rates and unrealized net (loss) gain resulting from the (devaluation) appreciation of foreign currency-denominated assets and liabilities.

(d)	Represents the effects of the changes in mark-to-market valuations of derivative liabilities.

(e)	Represents unrealized loss on our post-retirement benefit plan related to a collective labor agreement entered into with the employees of our two resorts in St. Maarten.

(f)	Represents insurance settlements receivables recorded in connection with property damage claims and reimbursement of defense costs related to litigation.

(g)	Represents corporate interest expense; does not include interest expense related to non-recourse indebtedness incurred by our special-purpose subsidiaries that is secured by our VOI consumer loans.

(h)
Represents the net change in operating assets and liabilities excluding acquisitions, as computed directly from the statements of cash flows. Vacation Interest cost of sales is included in the net changes in unsold Vacation Interests, net, as presented in the statements of cash flows.

(i)
We record Vacation Interest cost of sales using the relative sales value method in accordance with ASC 978, "Real-estate Time-Sharing Activities," which requires us to make significant estimates which are subject to significant uncertainty. In determining the appropriate amount of costs using the relative sales value method, we rely on complex, multi-year financial models that incorporate a variety of estimated inputs. These models are reviewed on a regular basis, and the relevant estimates used in the models are revised based upon historical results and management's new estimates.

	Quarter Ended September 30,		Nine Months Ended September 30,
	2014	2013	2014	2013
	($ in thousands)		($ in thousands)
Net income (loss)	$26,304	$(26,327)	$37,583	$(6,098)
Plus: Corporate interest expense(a)	7,429	16,658	34,502	58,110
Provision (benefit) for income taxes	20,156	(7,626)	32,860	(6,777)
Depreciation and amortization(b)	8,271	7,583	24,601	19,912
Vacation Interest cost of sales(c)	16,476	18,605	44,840	45,451
Loss on extinguishment of debt(d)	—	13,383	46,807	13,383
Impairments and other non-cash write-offs(b)	11	1,200	53	1,279
Loss (gain) on disposal of assets(b)	224	(585)	71	(673)
Gain on bargain purchase from business combinations(e)	—	(2,756)	—	(2,726)
Amortization of loan origination costs(b)	2,380	1,408	6,591	3,876
Amortization of net portfolio premiums (discount)(b)	57	365	(36)	432
Stock-based compensation(f)	3,336	38,495	12,198	38,495
Adjusted EBITDA - Consolidated	$84,644	$60,403	$240,070	$164,664

(a)	Corporate interest expense does not include interest expense related to non-recourse indebtedness incurred by our special-purpose vehicles that is secured by our VOI consumer loans.

(b)	These items represent non-cash charges/gains.

(c)
We record Vacation Interest cost of sales using the relative sales value method in accordance with ASC 978, which requires us to make significant estimates which are subject to significant uncertainty. In determining the appropriate amount of costs using the relative sales value method, we rely on complex, multi-year financial models that incorporate a variety of estimated inputs. These models are reviewed on a regular basis, and the relevant estimates used in the models are revised based upon historical results and management's new estimates.

(d)
2014 represents (i) $30.2 million of redemption premium paid on June 9, 2014 in connection with the redemption of the outstanding Senior Secured Notes using proceeds from the term loan portion of the Senior Credit Facility and (ii) $16.6 million of unamortized debt issuance costs and debt discount written off upon the extinguishment of the Senior Secured Notes, the 2013 Revolving Credit Facility, ILXA Inventory Loan and the Tempus Inventory Loan. 2013 represents (1) $6.1 million of redemption premium paid on August 23, 2013 in connection with the Tender Offer and $2.4 million of the unamortized debt discount and debt issuance cost associated with the Senior Secured Notes (2) $4.9 million of the unamortized debt issuance cost on both the Tempus Acquisition Loan and the PMR Acquisition Loan written off and the additional exit fees paid upon the extinguishment of the Tempus Acquisition Loan and the PMR Acquisition Loan on July 24, 2013 using the proceeds from the IPO.

(e)
For the quarter and nine months ended September 30, 2013, represents the amount by which the fair value of the assets acquired net of the liabilities assumed in the PMR Service Companies Acquisition (completed in July 2013) exceeded the purchase price.

(f)	Represents the non-cash charge related to stock-based compensation due to stock options issued in connection with and since the consummation of the IPO.

The following tables present a reconciliation of (i) advertising, sales and marketing expense as reported to advertising, sales and marketing expense after excluding non-cash stock-based compensation; (ii) general and administrative expense as reported to general and administrative expense after excluding non-cash stock-based compensation; and (iii) income before provision for income taxes to income before provision for income taxes after excluding non-cash stock-based compensation, cash and non-cash charges from early extinguishment of debt and gain on bargain purchase for the periods presented below. We exclude these non-cash items because management excludes them from its forecasts and evaluation of our operational performance and because we believe that the GAAP measures including these items are not indicative of our core operating results.

	Quarter Ended September 30,		Nine Months Ended September 30,
	2014	2013	2014	2013
	($ in thousands)		($ in thousands)
Advertising, sales and marketing expense	$82,308	$70,714	$214,190	$181,668
Stock-based compensation	(537)	(1,950)	(1,804)	(1,950)
Advertising, sales and marketing expense after excluding stock-based compensation	$81,771	$68,764	$212,386	$179,718

	Quarter Ended September 30,		Nine Months Ended September 30,
	2014	2013	2014	2013
	($ in thousands)		($ in thousands)
General and administrative expense	$26,747	$61,114	$74,203	$105,612
Stock-based compensation	(2,282)	(35,389)	(8,530)	(35,389)
General and administrative expense after excluding stock-based compensation	$24,465	$25,725	$65,673	$70,223

	Quarter Ended September 30,		Nine Months Ended September 30,
	2014	2013	2014	2013
	($ in thousands)		($ in thousands)
Income (loss) before provision (benefit) for income taxes	$46,460	$(33,953)	$70,443	$(12,875)
Stock-based compensation	3,336	38,495	12,198	38,495
Non-cash charge from early extinguishment of debt	—	5,281	16,564	5,281
Cash charge from early extinguishment of debt	—	8,102	30,243	8,102
Gain on bargain purchase	—	(2,756)	—	(2,726)
Income before provision for income taxes after excluding stock-based compensation, loss from early extinguishment of debt and gain on bargain purchase	$49,796	$15,169	$129,448	$36,277

To properly and prudently evaluate our business, we encourage you to review our U.S. GAAP consolidated financial statements included in this press release, and not to rely on any single financial measure to evaluate our business. The non-U.S. GAAP financial measures included in this press release should not be considered in isolation, or as an alternative to net cash provided by operating activities or any other measure of liquidity, or as an alternative to net income, operating income or any other measure of financial performance, in any such case calculated and presented in accordance with U.S. GAAP.

Segment Reporting

The Company presents its results of operations in two segments: (i) Hospitality and Management Services, which includes operations related to the management of resort properties and the Collections, operations of the Clubs, operations of the properties located in St. Maarten for which the Company functions as the HOA, food and beverage venues owned and managed by the Company and the provision of other services; and (ii) Vacation Interest Sales and Financing, which includes operations relating to the marketing and sales of Vacation Interests, as well as the consumer financing activities related to such sales. While certain line items reflected on the statement of operations and comprehensive income fall completely into one of these business segments, other line items relate to revenues or expenses which are applicable to more than one segment. For line items that are applicable to more than one segment, revenues or expenses are allocated by management, which involves significant estimates. Certain expense items (principally corporate interest expense and depreciation and amortization) are not, in management's view, allocable to either of these business segments as they apply to the entire Company. In addition, general and administrative expenses are not allocated to either of these business segments because, historically, management has not allocated these expenses for purposes of evaluating the Company's different operational divisions. Accordingly, these expenses are presented under Corporate and Other.

DIAMOND RESORTS INTERNATIONAL, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATING STATEMENTS OF OPERATIONS BY BUSINESS SEGMENT
For the Quarters Ended September 30, 2014 and 2013
(In thousands)

	Quarter Ended September 30, 2014				Quarter Ended September 30, 2013
	Hospitality and Management Services	Vacation Interest Sales and Financing	Corporate and Other	Total	Hospitality and Management Services	Vacation Interest Sales and Financing	Corporate and Other	Total

Revenues:
Management and member services	$37,795	$—	$—	$37,795	$33,610	$—	$—	$33,610
Consolidated resort operations	10,481	—	—	10,481	9,326	—	—	9,326
Vacation Interest sales, net of provision of $0, $15,847, $0, $15,847, $0, $13,851, $0 and $13,851, respectively	—	143,180	—	143,180	—	123,708	—	123,708
Interest	—	16,783	347	17,130	—	13,971	326	14,297
Other	2,018	11,361	—	13,379	1,227	9,434	—	10,661
Total revenues	50,294	171,324	347	221,965	44,163	147,113	326	191,602
Costs and Expenses:
Management and member services	8,549	—	—	8,549	9,408	—	—	9,408
Consolidated resort operations	9,216	—	—	9,216	9,602	—	—	9,602
Vacation Interest cost of sales	—	16,476	—	16,476	—	18,605	—	18,605
Advertising, sales and marketing	—	82,308	—	82,308	—	70,714	—	70,714
Vacation Interest carrying cost, net	—	5,162	—	5,162	—	10,154	—	10,154
Loan portfolio	385	1,015	—	1,400	278	2,018	—	2,296
Other operating	—	5,847	—	5,847	—	3,912	—	3,912
General and administrative	—	—	26,747	26,747	—	—	61,114	61,114
Depreciation and amortization	—	—	8,271	8,271	—	—	7,583	7,583
Interest expense	—	3,866	7,428	11,294	—	4,267	16,658	20,925
Loss on extinguishment of debt	—	—	—	—	—	—	13,383	13,383
Impairments and other write-offs	—	—	11	11	—	—	1,200	1,200
Loss (gain) on disposal of assets	—	—	224	224	—	—	(585)	(585)
Gain on bargain purchase from business combinations	—	—	—	—	—	—	(2,756)	(2,756)
Total costs and expenses	18,150	114,674	42,681	175,505	19,288	109,670	96,597	225,555
Income (loss) before provision (benefit) for income taxes	32,144	56,650	(42,334)	46,460	24,875	37,443	(96,271)	(33,953)
Provision (benefit) for income taxes	—	—	20,156	20,156	—	—	(7,626)	(7,626)
Net income (loss)	$32,144	$56,650	$(62,490)	$26,304	$24,875	$37,443	$(88,645)	$(26,327)

DIAMOND RESORTS INTERNATIONAL, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATING STATEMENTS OF OPERATIONS BY BUSINESS SEGMENT
For the Nine Months Ended September 30, 2014 and 2013
(In thousands)

	Nine Months Ended September 30, 2014				Nine Months Ended September 30, 2013
	Hospitality and Management Services	Vacation Interest Sales and Financing	Corporate and Other	Total	Hospitality and Management Services	Vacation Interest Sales and Financing	Corporate and Other	Total

Revenues:
Management and member services	$115,238	$—	$—	$115,238	$96,304	$—	$—	$96,304
Consolidated resort operations	28,825	—	—	28,825	26,465	—	—	26,465
Vacation Interest sales, net of provision of $0, $40,123, $0, $40,123, $0, $29,731, $0 and $29,731, respectively	—	379,082	—	379,082	—	325,815	—	325,815
Interest	—	47,798	1,212	49,010	—	40,021	1,138	41,159
Other	7,352	32,697	—	40,049	7,535	21,649	—	29,184
Total revenues	151,415	459,577	1,212	612,204	130,304	387,485	1,138	518,927
Costs and Expenses:
Management and member services	23,377	—	—	23,377	27,952	—	—	27,952
Consolidated resort operations	25,662	—	—	25,662	26,169	—	—	26,169
Vacation Interest cost of sales	—	44,840	—	44,840	—	45,451	—	45,451
Advertising, sales and marketing	—	214,190	—	214,190	—	181,668	—	181,668
Vacation Interest carrying cost, net	—	19,766	—	19,766	—	29,141	—	29,141
Loan portfolio	895	5,354	—	6,249	782	6,773	—	7,555
Other operating	—	16,650	—	16,650	—	6,518	—	6,518
General and administrative	—	—	74,203	74,203	—	—	105,612	105,612
Depreciation and amortization	—	—	24,601	24,601	—	—	19,912	19,912
Interest expense	—	10,790	34,502	45,292	—	12,451	58,110	70,561
Loss on extinguishment of debt	—	—	46,807	46,807	—	—	13,383	13,383
Impairments and other write-offs	—	—	53	53	—	—	1,279	1,279
Loss (gain) on disposal of assets	—	—	71	71	—	—	(673)	(673)
Gain on bargain purchase from business combinations	—	—	—	—	—	—	(2,726)	(2,726)
Total costs and expenses	49,934	311,590	180,237	541,761	54,903	282,002	194,897	531,802
Income (loss) before provision (benefit)for income taxes	101,481	147,987	(179,025)	70,443	75,401	105,483	(193,759)	(12,875)
Provision (benefit) for income taxes	—	—	32,860	32,860	—	—	(6,777)	(6,777)
Net income (loss)	$101,481	$147,987	$(211,885)	$37,583	$75,401	$105,483	$(186,982)	$(6,098)

DIAMOND RESORTS INTERNATIONAL, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS
As of September 30, 2014 and December 31, 2013
(In thousands, except share data)

	September 30, 2014 (Unaudited)	December 31, 2013 (Audited)
Assets:
Cash and cash equivalents	$181,923	$35,945
Cash in escrow and restricted cash	69,707	92,231
Mortgages and contracts receivable, net of allowance of $121,189 and $105,590, respectively	464,400	405,454
Due from related parties, net	45,213	46,262
Other receivables, net	34,030	54,588
Income tax receivable	29	25
Prepaid expenses and other assets, net	107,048	68,258
Unsold Vacation Interests, net	277,066	298,110
Property and equipment, net	70,661	60,396
Assets held for sale	14,706	10,662
Goodwill	30,632	30,632
Intangible assets, net	183,493	198,632
Total assets	$1,478,908	$1,301,195

Liabilities and Stockholder's Equity:
Accounts payable	$15,754	$14,629
Due to related parties, net	57,475	44,644
Accrued liabilities	106,374	117,435
Income taxes payable	1,195	1,069
Deferred income taxes	52,865	22,404
Deferred revenues	90,670	110,892
Senior Credit Facility, net of unamortized original issue discount of $2,122 and $0, respectively	441,766	—
Senior secured notes, net of unamortized original issue discount of $0 and $6,548, respectively	—	367,892
Securitization notes and Funding Facilities, net of unamortized original issue discount of $172 and $226, respectively	451,441	391,267
Derivative liabilities	181	—
Notes payable	2,414	23,150
Total liabilities	1,220,135	1,093,382

Stockholders' equity:
Common stock $0.01 par value per share; authorized - 250,000,000 shares, issued and outstanding - 75,660,588 and 75,458,402 shares, respectively	757	755
Additional paid in capital	477,867	463,194
Accumulated deficit	(202,376)	(239,959)
Accumulated other comprehensive loss	(17,475)	(16,177)
Total stockholders' equity	258,773	207,813
Total liabilities and stockholders' equity	$1,478,908	$1,301,195

DIAMOND RESORTS INTERNATIONAL, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
For the Quarters and Nine Months ended September 30, 2014 and 2013
(In thousands)
(Unaudited)

	Quarter Ended September 30,		Nine Months Ended September 30,
	2014	2013	2014	2013
Operating Activities:
Net income (loss)	$26,304	$(26,327)	$37,583	$(6,098)
Adjustments to reconcile net income (loss) to net cash provided by (used in) operating activities:
Provision for uncollectible Vacation Interest sales revenue	15,847	13,851	40,123	29,731
Amortization of capitalized financing costs and original issue discounts	1,125	1,804	4,079	5,607
Amortization of capitalized loan origination costs and net portfolio discount	2,437	1,773	6,555	4,308
Depreciation and amortization	8,271	7,583	24,601	19,912
Stock-based compensation	3,336	38,495	12,198	38,495
Loss on extinguishment of debt	—	13,383	46,807	13,383
Impairments and other write-offs	11	1,200	53	1,279
Loss (gain) on disposal of assets	224	(585)	71	(673)
Gain on bargain purchase from business combinations	—	(2,756)	—	(2,726)
Deferred income taxes	19,679	(8,040)	30,461	(8,040)
Loss (gain) on foreign currency exchange	14	(3)	98	215
Gain on mortgage repurchase	(136)	(33)	(519)	(71)
Unrealized (gain) loss on derivative instrument	(15)	657	181	657
Unrealized loss on post-retirement benefit plan	43	774	128	774
Gain on insurance settlement	—	—	—	(2,876)
Changes in operating assets and liabilities excluding acquisitions:
Mortgages and contracts receivable	(53,820)	(43,817)	(105,158)	(84,469)
Due from related parties, net	(5,237)	(528)	5,786	(9,563)
Other receivables, net	2,256	1,315	20,572	18,806
Prepaid expenses and other assets, net	28,229	25,708	(41,500)	(28,313)
Unsold Vacation Interests, net	8,105	11,724	9,881	7,370
Accounts payable	624	172	1,123	(2,417)
Due to related parties, net	(28,324)	(18,365)	14,400	17,833
Accrued liabilities	12,255	(12,755)	(11,344)	(4,978)
Income taxes payable	(350)	76	135	1,294
Deferred revenues	(17,329)	(10,185)	(19,860)	(7,115)
Net cash provided by (used in) operating activities	23,549	(4,879)	76,454	2,325

Investing activities:
Property and equipment capital expenditures	(3,943)	(4,311)	(13,846)	(12,792)
Cash acquired in connection with the Island One Acquisition	—	725	—	725
Purchase of assets in connection with the PMR Service Companies Acquisition, net of cash acquired of $0, $0, $0, and $0, respectively	—	(47,758)	—	(47,758)
Proceeds from sale of assets	(12)	1,656	257	3,126
Net cash used in investing activities	$(3,955)	$(49,688)	$(13,589)	$(56,699)

DIAMOND RESORTS INTERNATIONAL, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS—Continued
For the Quarters and Nine Months ended September 30, 2014 and 2013
(Unaudited)
(In thousands)

	Quarter Ended September 30,		Nine Months Ended September 30,
	2014	2013	2014	2013
Financing activities:
Changes in cash in escrow and restricted cash	$7,838	$(344)	$22,460	$(17,670)
Proceeds from issuance of Senior Credit Facility	—	—	442,775	—
Proceeds from issuance of Revolving Credit Facility	—	15,000	—	15,000
Proceeds from issuance of securitization notes and conduit facility	91,227	94,584	206,325	265,873
Proceeds from issuance of notes payable	—	1,407	1,113	3,882
Payments on Senior Credit Facility	(1,112)	—	(1,112)	—
Payments on senior secured notes, including redemption premium	—	(56,628)	(404,683)	(56,628)
Payments on securitization notes and conduit facility	(51,733)	(67,285)	(146,206)	(201,584)
Payments on notes payable	(2,659)	(111,884)	(28,492)	(131,832)
Payments of debt issuance costs	(379)	(2,111)	(11,048)	(6,163)
Proceeds from exercise of stock options	2,010	204,705	2,309	204,705
Repurchase of a portion of outstanding warrants	—	(10,346)	—	(10,346)
Payments related to early extinguishment of notes payable	—	(2,034)	—	(2,034)
Payments of costs related to issuance of common units	—	10	—	—
Net cash provided by financing activities	45,192	65,074	83,441	63,203

Net increase in cash and cash equivalents	64,786	10,507	146,306	8,829
Effect of changes in exchange rates on cash and cash equivalents	(745)	522	(328)	(14)
Cash and cash equivalents, beginning of period	117,882	18,847	35,945	21,061
Cash and cash equivalents, end of period	$181,923	$29,876	$181,923	$29,876

SUPPLEMENTAL DISCLOSURES OF CASH FLOW INFORMATION:
Cash interest paid on corporate indebtedness	$6,318	$30,524	$48,877	$61,926
Cash interest paid on securitization notes and funding facilities	$3,815	$4,063	$10,814	$12,501
Cash paid for taxes, net of cash tax refunds	$715	$392	$1,972	$12

Purchase of assets in connection with the Island One Acquisition:
Fair value of assets acquired based on valuation reports	$—	$83,164	$—	$83,164
Goodwill acquired	—	27,665	—	27,665
DRII common stock issued	—	(73,307)	—	(73,307)
Deferred tax liability	—	(18,317)	—	(18,317)
Liabilities assumed	$—	$19,205	$—	$19,205

Purchase of assets in connection with the PMR Service Companies Acquisition:
Fair value of assets acquired based on valuation reports	$—	$52,291	$—	$52,291
Gain on bargain purchase recognized	—	(2,756)	—	(2,756)
Cash paid	—	(47,758)	—	(47,758)
Deferred tax liability	—	(1,622)	—	(1,622)
Liabilities assumed	$—	$155	$—	$155

DIAMOND RESORTS INTERNATIONAL, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS—Continued
For the Quarters and Nine Months ended September 30, 2014 and 2013
(Unaudited)
(In thousands)

	Quarter Ended September 30,		Nine Months Ended September 30,
	2014	2013	2014	2013
SUPPLEMENTAL SCHEDULE OF NON-CASH INVESTING AND FINANCING ACTIVITIES:
Insurance premiums financed through issuance of notes payable	$—	$—	$6,173	$7,822
Unsold Vacation Interests, net reclassified to assets held for sale	$4,250	$14	$4,250	$10,165
Unsold Vacation Interests, net reclassified to property and equipment	$464	$—	$6,080	$—
Assets to be disposed but not actively marketed (prepaid expenses and other assets) reclassified to property and equipment	$265	$—	$265	$—
Information technology software and support financed through issuance of notes payable	$—	$—	$472	$—